UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 17, 2007
Date of Report (Date of earliest event reported)
PRG-Schultz International, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 17, 2007, PRG-Schultz International, Inc. (the “Company”) and James B. McCurry, the Company’s Chairman, President and Chief Executive Officer, extended the term of Mr. McCurry’s existing employment agreement with the Company, dated July 25, 2005 (the “Agreement”) and also agreed to make certain other changes to the Agreement. These changes, which are reflected an Amended and Restated Employment Agreement between the Company and Mr. McCurry (the “Amendment”), include the following:
•	The term of the Agreement is extended to December 17, 2010, three years from the effective date of the Amendment;

•	The Amendment modifies the terms of the Agreement to bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“409A”);

•	The Amendment modifies the definition of “good reason” for Mr. McCurry to terminate the Agreement (i) to include the failure of the Company to offer to renew or extend the Agreement at least six months prior to the expiration date of the Agreement and (ii) to clarify that “good reason” includes the failure of the Board to nominate or of the shareholders to elect Mr. McCurry to the Board of Directors or his removal from the Board other than for cause; and

•	Under the Amendment, Mr. McCurry will be entitled to receive a lump sum payment equal to his average annual compensation if his employment terminates on account of his death or disability if all of his outstanding equity awards granted after the effective date of the Agreement are not fully vested at the time of his death or disability.
Except as described above, all other material terms of the existing Agreement remain in full force and effect. A copy of the Amendment is filed with this Current Report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
     The following exhibits are filed herewith:
10.1	Amended and Restated Employment Agreement, dated December 17, 2007, between PRG-Schultz International, Inc. and James B. McCurry.
SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-Schultz International, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: December 19, 2007